EXHIBIT 99.1

March 12, 2018

Dear Shareholder,

We recently have been approached by some shareholders seeking to meet with the Board of Directors and/or management team to discuss Company business. We welcome the opportunity to demonstrate our long and proven track record of promoting the safe and responsible ownership and use of firearms, commitment to regulatory compliance, and history of innovation. Bear in mind that we are a for-profit, commercial enterprise whose fundamental priority is the financial betterment of our shareholders. We also are publicly traded and must strictly follow SEC Regulation FD, which mandates that we disclose material information to all investors at the same time. We therefore have prepared this letter with these goals in mind. While we do not wish to minimize the impact that the criminal misuse of firearms has had on many Americans, the purpose of this letter is to plainly and directly address the concerns raised by our shareholders.

Company History

Sturm, Ruger & Company, Inc. (“Ruger”) was founded in 1949 by William B. Ruger and Alexander Sturm in Southport, Connecticut. It was a small operation, and the first product the Company produced was a .22 caliber, semi-automatic pistol, dubbed the “Standard Pistol.” That pistol has evolved over the years, but its basic design is still in production today in the form of our popular Mark IV pistols.

Over the years, we have developed hundreds of new products and currently manufacture approximately 40 major product families in the rifle, pistol and revolver categories. We have one of the most diversified product lines in the industry and, throughout our nearly 70-year history, our business model has never changed: we manufacture and sell rugged and reliable firearms, primarily for the commercial (as opposed to military and law enforcement) market.

Our long-standing motto, Arms Makers for Responsible Citizens, exemplifies our corporate culture and is aptly demonstrated by our long history of promoting the safe and responsible ownership and use of firearms. We ran an advertisement in 1955 – more than 60 years ago – entitled A Symbol of Responsibility in which we reiterated that, “[w]ith the right and enjoyment of owning a firearm goes the constant responsibility of handling it safely and using it wisely.” A more recent version of that advertisement and a variety of other materials can be found on our website (ruger.com) in the “Ruger Safety” section. This section is accessed via a prominent link and includes the basic rules of gun handling safety; our Safety Blue Book and another Ruger publication, Firearms Ownership in America – Our Responsibility for the Future; our now-famous “Father’s Advice” ad; a link to the National Shooting Sports Foundation (“NSSF”) website that has a variety of related materials; safety videos, and more.

Safety and Innovation

We pride ourselves on being innovative, and many of our innovations relate to firearms safety. For example, we were the first to invent a way to incorporate a transfer bar into a Colt-type, single-action revolver, which can help prevent accidental discharges if the user neglects to handle the revolver safely. Over the years, we have received numerous safety-related patents and have incorporated an array of safety features and devices into our firearms for customers who desire them. Not all customers desire these safety devices (magazine disconnects, for example), so we offer firearms in a variety of configurations and allow customers to decide for themselves which firearm best meets their needs. Over the past decade, we have seen relatively little safety-related litigation and have managed it effectively.

For decades, we have roll-marked or engraved a warning directly on our firearms reminding consumers to read their instruction manual, which is included with each firearm shipped. The instruction manual contains a variety of warnings and important information, including the basic rules of gun handling safety, a description of the operational characteristics of the firearm, and how to maintain and safely store the firearm.

Product Distribution

We do not sell firearms directly to retailers or consumers. Rather, we utilize a two-tier distribution model and primarily sell to a limited number of independent, federally licensed wholesale distributors of firearms, some of whom we have worked with for decades. We also make modest sales to independent, federally licensed law enforcement distributors and international distributors in other countries, but these sales represent a relatively small portion of our business.

Our sales policy requires the independent, federally licensed wholesale distributors of our products to sell only to federally licensed firearms retailers: (i) having a regular place of business; (ii) with scheduled business hours on premises; (iii) where such business use is permitted by law; and (iv) where products are displayed to the shooting public. As these retailers must have a Federal Firearms License (“FFL”), they are obligated to perform all required background checks and may not sell to prohibited persons.

Before a new Ruger firearm can legally reach a domestic consumer, three federally regulated transactions are typically required (manufacturer to distributor, distributor to retailer, and retailer to consumer). These requirements are the baseline, as many states and local governments have additional regulations (waiting periods, additional licensure requirements, etc.) that must be satisfied before a retailer can transfer a firearm to a consumer. The Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”) has regulatory authority over federally licensed retailers to ensure that firearm transactions are conducted in accordance with all applicable laws.

User Authentication

Despite assertions to the contrary, effective “smart gun” technology does not exist; thus far, those devices advanced as “smart” have proven unreliable, easily defeated, or both.

Fundamentally, the advocated purpose of so-called “smart guns” is to prevent unauthorized access to firearms, a goal we have long shared. We have been shipping locks with pistols and revolvers since 1987 – for over 30 years. We began shipping cable locking devices with long guns in 1999 and, since then, we have shipped over 19 million locks. The instruction manuals accompanying our firearms describe how to properly apply the locking devices and remind owners of their responsibility to store firearms safely and responsibly. These devices, if properly used, can help prevent unauthorized access without the complexities and drawbacks of “smart guns.”

Modern Sporting Rifles

We do not plan to discontinue the manufacture or commercial sale of Modern Sporting Rifles. Some of the inquiries we have received suggest a misunderstanding of how Modern Sporting Rifles operate. A Modern Sporting Rifle is designed to fire semi-automatically, which means that the rifle will fire one shot for each pull of the trigger, provided there is a round in the chamber and the safety is disengaged. Although the mechanism is different, this basic operation (one shot for each pull of the trigger) is the same as the Standard Pistol Bill Ruger introduced in 1949. Modern Sporting Rifles are used and enjoyed by law-abiding citizens for a variety of lawful purposes every day, including competition, recreation, hunting, and personal defense, and we support their right to do so. Conversely, we do not believe that these law-abiding citizens should be stripped of their constitutional rights due to the criminal and heinous actions of a few individuals.

According to FBI data, rifles of all types, including Modern Sporting Rifles, are involved in a small fraction of criminal activities. Some estimates suggest that approximately 16 million Modern Sporting Rifles have been sold since 1990. Thus, their legitimate uses by responsible citizens far outnumber their misuses by criminals, who clearly have serious mental health issues that should prevent them from possessing any firearm.

Regulatory Compliance

Firearms are a heavily regulated product with literally thousands of laws governing their manufacture, distribution and sale at the federal, state and local levels. For example, as set forth in the ATF Form 4473, the document by which a background check is initiated for a firearm purchase, an individual “may not receive a firearm if prohibited by Federal or State law.” Form 4473 also details the categories of individuals who are “prohibited” from owning firearms under Federal law, including (but not limited to) individuals who: have been convicted of a crime punishable by more than one year in prison; have been convicted of a misdemeanor of domestic violence; have been “adjudicated as a mental defective” or have ever been committed to a mental institution; or are unlawful users of or addicted to any controlled substance.

We are extremely proud of our ATF compliance efforts and the robust program we have in place. We have a number of FFLs and each licensed premises is subject to impromptu inspections by the ATF. Since 2010, the ATF has conducted five full inspections at our manufacturing facilities (two each in Newport, NH and Prescott, AZ, and one in Mayodan, NC). We are pleased to report that these inspections resulted in no violations. In fact, we conduct our own compliance inspections using ATF protocol multiple times each year at our manufacturing facilities, which include 100% verification of all serialized inventory.

We participate in ATF Access 2000, which allows ATF to conduct electronic traces of Ruger firearms to assist law enforcement. If we receive a separate request from ATF for information on a Ruger firearm recovered by law enforcement, we immediately provide the information and fully cooperate with law enforcement in its investigation.

Support of Industry Initiatives

We have long supported efforts to better enforce existing laws. In particular, we support FixNICS, a program launched by the NSSF in 2013 to encourage states to report to the National Instant Criminal Background Check System (commonly referred to as “NICS”) all records that establish someone is prohibited from owning a firearm under current law. To date, 16 states have adopted changes advocated by the FixNICS initiative and the number of disqualifying mental health records submitted to NICS has increased by 170% to nearly 4.5 million, up from about 1.7 million in December 2012. The NSSF continues to work with and encourage a number of states to submit appropriate records to NICS so that prohibited transactions can be identified and prevented.

Through our participation in the NSSF, we also support Project ChildSafe, which has distributed over 37 million gun locks and safety kits to over 15,000 cities nationwide, making it one of the most comprehensive firearm safety education programs in the United States. As another example, we are fully supportive of the Don’t Lie for the Other Guy educational program, which is a joint effort by the ATF and the NSSF, the goal being to assist firearm retailers in the detection and deterrence of “straw purchases.” These are only a few of the ongoing industry initiatives, and information about them and other industry efforts can be found on the NSSF website at NSSF.org.

As a result of these efforts, the firearm accident rate has dropped dramatically and now is at the lowest level since 1903, when record keeping began. According to the National Safety Council’s “Injury Facts – 2017 Edition,” there was a 17% decrease in accidents involving firearms from 2014 to 2015, and firearms-related fatalities account for three-tenths of one percent of accidental deaths from all listed causes. This decrease was the largest percentage decline in any category and occurred during a year of near-record firearms sales.

Conclusion

We note again that we manufacture a lawful product, the ownership of which is constitutionally protected. As explained above, our business model has been consistent since the inception of the Company nearly 70 years ago. We therefore do not believe that our lawful manufacture, distribution and sale of firearms carries any financial or reputational risks outside those set forth in our Annual Report on Form 10-K, many of which are discussed above. One way we could unnecessarily create such a risk, however, is by succumbing to political pressure to do what is expedient. Political expediency flies in the face of our fiduciary responsibility as stewards of the Company for the benefit of shareholders. Moreover, many of the proposals being advanced, while well-meaning, run counter to what our customers actually want.

As evidenced by our track record promoting the safe and responsible ownership and use of firearms, safety innovation, and regulatory compliance, we believe that firearms safety is a laudable and appropriate goal. However, we also believe that proper enforcement of existing laws designed to keep firearms out of the hands of individuals who should not have them is the best approach to addressing gun violence, which is first and foremost a law enforcement issue.

The Company does not condone violence involving the criminal misuse of firearms. However, the intentional criminal misuse of lawfully manufactured, distributed and sold firearms is solely the responsibility of those who misuse them. We do not support, and cannot support, stripping millions of law-abiding citizens of their Second Amendment right to own a firearm due to the evil actions of a small number of criminals.

Sincerely,

S/CHRISTOPHER J. KILLOY	S/C. MICHAEL JACOBI
Christopher J. Killoy	C. Michael Jacobi
President and Chief Executive Officer	Chairman of the Board
Sturm, Ruger & Company, Inc.	Sturm, Ruger & Company, Inc.

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